Exhibit 99.1

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

August 14, 2012	PRESS RELEASE

TCPH Reports Financial Results for 2012 Second Quarter

LAKEVILLE, MN — Twin Cities Power Holdings, LLC (“TCPH” or the “Company”) today announced its financial results for the second quarter ended June 30, 2012:

•                  Total revenues for the second quarter were $3,612,000 compared to $17,811,000 for the same period in 2011, a decrease of 79.7%.

•                  The operating loss for the second quarter of 2012 totaled $605,000, down 107.4% from the same period in 2011.

•                  The net loss before preferred distributions and foreign currency translation adjustments was $913,000, down 112.5% from 2011.

•                  The ratio of earnings to fixed charges(1) for the trailing twelve months ended June 30, 2012 was 1.28 times.

•                  At June 30, 2012, the Company’s liquidity ratio (cash, trading accounts and deposits, and trade receivables divided by total assets) declined modestly to 88.7% compared to 92.5% at December 31, 2011.

•                  The Company’s debt-to-total capital (total debt plus equity) ratio improved to 62.8% at June 30, 2012 from 77.1% at year-end 2011.

•                  The debt-to-equity ratio improved from 3.36 times at December 31, 2011 to 1.68 times at June 30, 2012.

In the short term, wholesale electricity price levels and changes are driven by supply and demand. Demand is affected by the weather while supply is driven by generation or transmission outages and fuel prices, particularly for natural gas. Generally, the Company’s greatest opportunities to generate trading revenues and profits occur during periods of market turbulence, when the near-term forecast for supply or demand is more likely to be inaccurate.

Normal weather (1980-2009 average) for the U.S. in the second quarter of the year is about 503 heating degree days and 366 cooling degree-days(2), but the 2012 period was about 17% warmer than normal with only 422 HDD and 427 CDD. It should be noted that in terms of energy consumption, CDD and HDD are not necessarily equal. For example, many people won’t turn on their air conditioners until the outside temperature reaches 75° or more while CDDs are measured from a base of 65°. For comparison’s sake, Q2 2011 was very near normal with 508 heating degree days and 408 cooling degree-days. At quarter-end, the benchmark Henry Hub spot price was $2.74/MMBtu and traded in a range of $2.29 to $2.87 during the quarter. Furthermore, weekly storage levels averaged 2,744 BCF for the period or about 76% above the 5-year average. With respect to electricity markets, the average for the benchmark PJM West Peak price during the quarter was $46.75/MWh with a

(1)         “Earnings” are equal to income before taxes, interest expense, and one-third of operating lease rental expense to approximate the interest component attributable to such rent expense, with the remaining two-thirds considered to be depreciation. “Fixed charges” include interest expense plus one-third of operating lease rental expense.

(2)         A “degree-day” compares outdoor temperatures to a standard of 65°F. Hot days require energy for cooling and are measured in cooling degree-days (“CDD”) while cold days require energy for heating and are measured in heating degree-days (“HDD”). For example, a day with a mean temperature of 80°F would result in 15 CDD and a day with a mean temperature of 40°F would result in 25 HDD.

standard deviation of $16.21. In Q2 2011, the PJM West Peak price averaged $56.03/MWh with a standard deviation of $18.35.

“While our 2012 financial results through the end of Q2 were somewhat impacted by the downsizing of our Canadian subsidiary, which began on February 1, 2011, unusual market conditions beyond our control continue to be the main reason for the decrease in our revenues and profits compared to last year. The mild weather continued and natural gas is still cheap and plentiful, and in fact, there has been a trend toward replacing coal with gas as a base-load fuel for power generation. These factors continue to suppress the level and volatility of wholesale electricity prices, creating fewer trading opportunities for us. This of course reduces our revenues and lowers income. Furthermore, PJM resettled certain items during the quarter, resulting in a net charge to operating income. Despite these unfavorable market conditions, we do not expect the electricity market to remain as stable throughout the rest of the year as it was during the first half. See the attached charts. Consequently, we still forecast earnings of $5 to $6 million in 2012 on revenues of $20 to $25 million”, said Tim Krieger, TCPH’s Chief Executive Officer.

About Twin Cities Power Holdings, LLC

Twin Cities Power Holdings, LLC is a Minnesota limited liability company that serves as a holding company for three wholly-owned subsidiaries - Twin Cities Power, LLC; Cygnus Partners, LLC; and Twin Cities Energy, LLC. The Company trades electricity in wholesale markets which are regulated by the Federal Energy Regulatory Commission as well as other energy-related contracts on exchanges regulated by the Commodity Futures Trading Commission. The Company is also authorized by the U.S. Department of Energy to export electricity to Canada and holds an electricity export permit from the National Energy Board of Canada and an electricity wholesaler license from the Ontario Energy Board.

In general, the FERC-regulated markets offer transactions in both real-time and day-ahead “financial” and “physical” electricity, while “derivative” financial contracts such as swaps, options, and futures are traded on CFTC-regulated exchanges. FERC markets are characterized by the acquisition of electricity at a given location or “node” and its delivery to another. Financial transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while physical transactions are settled by the delivery of the electricity itself. Derivative contracts are available for virtually any term and always settle in cash; profit or loss is determined by price movements in the underlying commodity, whether it be electricity or other energy commodities such as natural gas or crude oil. Regardless of the market or contract type, market participants are typically required to place cash collateral with market operators in order to trade, with the specific amounts depending upon the rules and requirements of the particular market. In addition, trading physical energy requires more capital than financial trades since electricity must be purchased and paid for in week or so, while the corresponding receivable may not be collected for as long as 60 days.

TCPH is headquartered at 16233 Kenyon Ave, Suite 210, Lakeville, MN 55044, telephone 952-241-3103. In addition to its headquarters, it also operates from five other locations — East Windsor, NJ; Tulsa, OK; Carlsbad, CA; Calgary, AB; and Newton, PA. More information about the Company is available on the Company’s website at www.twincitiespower.com.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as: “may”, “will”, “expect”, “anticipate”, “believe”, “estimate” “continue”, “predict”, or other similar words making reference to future periods, including expectations of 2012 revenues and earnings. Forward-looking statements appear in a number of places in this press release and include statements regarding our intent, belief, or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition, and growth strategies. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in forward-looking statements as a result of various factors, including, but not limited to, those set forth in the “Risk Factors” sections of our filings with the Securities and Exchange Commission.

If any of the events described in these “Risk Factors” occur, they could have a material adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in our SEC filings in mind. You should not place undue reliance on any forward-looking statement. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this press release.

Non-GAAP Financial Measures

TCPH’s press releases and other communications may include certain non-Generally Accepted Accounting Principles (“GAAP”) financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance, financial position, or cash flows that excludes, or includes, amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP in the company’s financial statements.

Non-GAAP financial measures utilized by the Company include presentations of liquidity measures and debt-to-equity ratios. The Company’s management believes that these non-GAAP financial measures provide useful information and enables investors and analysts to more accurately compare the Company’s ongoing financial performance over the periods presented.

Investor Relations Contact

Wiley H. Sharp III

VP - Finance & CFO, 952-241-3105

Twin Cities Power Holdings, LLC & Subsidiaries

	For 3 months ended June 30,		For 6 months ended June 30,		For year ended December 31,
U.S. dollars in thousands	2012	2011	2012	2011	2011
					audited
Statement of Operations Data
Net revenue	3,612	17,811	7,425	30,621	42,713
Total operating expenses	4,217	9,655	7,524	17,653	27,979
Operating income (loss)	(605)	8,156	(99)	12,968	14,734
Interest expense	(258)	(831)	(588)	(2,333)	(3,028)
Interest income	9	6	19	13	60
Other income (expense), net	(8)	(19)	(17)	(69)	(87)
Income (loss) before taxes	(862)	7,312	(685)	10,579	11,679
Tax provision (benefit)	51	36	88	334	458
Net income (loss)	(913)	7,276	(773)	10,245	11,221
Noncontrolling interest (preferred distributions of a subsidiary)	(137)	—	(229)	—	—
Net income (loss) attributable to TCPH	(1,050)	7,276	(1,002)	10,245	11,221
Foreign currency translation adjustment	(58)	(13)	(39)	(37)	91
Comprehensive income (loss)	(1,108)	7,263	(1,041)	10,208	11,312
Ratio of earnings to fixed charges	-1.86x	9.41x	-0.01x	5.39x	4.24x
Ratio of earnings to fixed charges, TTM	—	—	1.28x	—	4.24x

	At June 30,	At June 30,	At December 31,
	2012	2011	2011
			audited
Balance Sheet Data
Cash	884	15,238	971
Trading accounts & deposits	13,255	20,211	15,834
Trade receivables	1,137	1,935	614
Prepaid expenses & other	713	911	750
Total current assets	15,989	38,295	18,169
Equipment & furnishings, net	678	572	670
Intangible assets	160	—	—
Deferred financing costs, net	394	—	—
Total assets	17,221	38,867	18,839
Trade payables	2,381	631	878
Accrued expenses	3,527	15,840	4,610
Notes payable, demand & current	3,928	14,695	6,402
Total current liabilities	9,836	31,166	11,890
Long term debt	3,172	—	3,886
Total liabilities	13,008	31,166	15,776
Redeemable preferred equity	2,745	—	—
Common equity	884	7,023	2,439
Accumulated comprehensive income	584	678	624
Total equity	4,213	7,701	3,063
Total liabilities & equity	17,221	38,867	18,839
Liquidity, percent of total assets	88.7%	96.2%	92.5%
Debt to total assets ratio	62.8%	65.6%	77.1%
Debt to equity ratio	1.68x	1.91x	3.36x

This chart shows how the Company’s revenues (the blue bars) generally track changes in the price (light blue line) and volatility of power (green line), but other factors come into play as well, which might cause revenues to correlate less directly to volatility. Among others, these factors include the size and nature of the trades we may or may not have in place when and if the market moves, as well as the duration of profitable trading opportunities.

This chart shows the volatility in power prices from January 2011 to July 2012. Our revenues generally correspond to the weather-driven volatility (or lack thereof) demonstrated above. The lack of normal volatility in the first half of 2012 reduced our revenues and profits; however volatility began returning to historical levels during late June. We expect this trend to continue for the rest of the year which is why we are affirming our original revenue and profit forecasts of approximately $20 million and $5 million, respectively.

This chart shows the long term drivers of electricity prices, as represented by the monthly average PJM West Hub on-peak price (the marked blue line). These key price drivers include electricity use (the dotted red line), the price of natural gas (the solid yellow line), and the variance from the normal number of heating and cooling degree-days (the pink and blue bars, respectively). In general, power prices correlate very well with the price of natural gas, as it is the primary fuel for marginal electricity demand. Demand and prices increase or decrease when the weather is hotter or colder than normal.